UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 30, 2013

MDU COMMUNICATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way

Totowa, New Jersey 07512

(Address of principal executive offices including zip code)

(973) 237-9499

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 4, 2013, MDU Communications International, Inc. (the “Company”) and its wholly-owned subsidiary, MDU Communications (USA) Inc. (the “Subsidiary”), entered into an Asset Purchase Agreement (the “September Agreement”) with Access Media 3, Inc. (“AM3”), whereby AM3 would acquire the assets associated with the Subsidiary’s business in its Midwest, Southeast, South Central and Mid-Atlantic regions. The September Agreement closed on October 22, 2013 and was previously disclosed.

On December 30, 2013, the Company and the Subsidiary entered into a follow-on Asset Purchase Agreement with AM3 for the remainder of the assets of the Subsidiary (“December Agreement”). The December Agreement covered the assets associated with the Subsidiary’s business in its Northeast and California regions. The December Agreement included 8,745 subscribers in these two regions, which is a decrease from the previously disclosed subscriber number for these regions of 13,172, due to attrition in the subscriber base and the non-transferability of 3,190 subscribers. The December Agreement is at a per subscriber purchase price of $493.47. Collectively, the September and December Agreements cover substantially all of the assets of the Company and the Subsidiary.

Upon closing of the December Agreement, there was an immediate transfer of 3,091 subscribers to AM3 for a purchase price of $1,625,315, less a 5% holdback. Thereafter, but no later than 270 days, AM3 will acquire, in a series of subsequent closings, the additional 5,654 subscribers for up to $2,790,079. To receive the maximum $2,790,079 in proceeds, the Subsidiary must obtain (i) written consents to assignment on all property right of entry agreements that require consent, and (ii) term extensions for all right of entry agreements with less than one year contractual term remaining. The $2,790,079 has been placed in escrow by AM3 to fund the subsequent closings. The Company and Subsidiary make no representation that all, or even substantially all, of the $2,790,079 proceeds will be received due to (i) and (ii) above.

The entire $1,544,050 received purchase price from the initial closing of the December Agreement was applied to the outstanding balance of the Subsidiary’s September 11, 2006 Amended and Restated Loan and Security Agreement, a secured credit facility with secured creditors FCC, LLC, d/b/a First Capital, and Full Circle Capital Corporation (the “Loan Agreement”), which had a calculated balance of $29,194,224 prior the application of any proceeds from either the September or December Agreements.

ITEM 8.01	OTHER EVENTS

The Subsidiary has scaled back staff and operations to only critical functions to fulfill its obligations under the September and December Agreements to obtain consents to assignment and right of entry agreement extensions, oversee AM3’s obligations under the temporary management agreement, and to perform certain basic accounting and corporate functions.

On December 5, 2013, the Subsidiary and AM3 entered into a First Subsequent Closing under the September Agreement, and, on January 3, 2014, the Subsidiary and AM3 entered into a Second Subsequent Closing under the September Agreement. As of January 3, 2014, collective proceeds in the amount of $16,490,351 have been received under the September Agreement from AM3 and applied to the balance of the Loan Agreement.

Due to (i) the reduction in the number of subscribers to be sold under the December Agreement, resulting in a lower maximum potential purchase price from the December Agreement, (ii) purchase price recovery from subsequent closings under the September and December Agreements being lower than the respective maximum purchase prices because of non-consenting and non-renewing right of entry agreements, (iii) the ongoing operating costs associated with the Subsidiary without any offsetting revenue, and (iv) the administration and interest expense of the Loan Agreement until repayment, it is expected that the total proceeds received pursuant to the September and December Agreements will not be sufficient to repay in full the outstanding balance of the secured Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ J.E. “Ted” Boyle
J.E. “Ted” Boyle President

Dated: January 9, 2014